AGREEMENT AND PLAN
                                OF REORGANIZATION
                                    REGARDING
                              CROWN ADVISORS, INC.


     THIS AGREEMENT AND PLAN OF REORGANIZATION, made this 13th day of October, 1997, by and between Royale Investments, Inc., a Minnesota corporation having its principal place of business at 3430 List Place, Minneapolis, MN 55416 ("Royale") and Crown Advisors, Inc., a Minnesota corporation having its principal place of business at 3430 List Place, Minneapolis, MN 55416 ("Crown").

     WHEREAS, Royale wishes to acquire and Crown wishes to transfer all of Crown's assets in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, Royale and Crown adopt this Plan of Reorganization and agree as follows:


          ARTICLE I. EXCHANGE OF ASSETS FOR STOCK; LIQUIDATION OF CROWN


     1.1. Transfer of Assets. At the Closing, Crown shall transfer to Royale all of its assets, free and clear of encumbrances or Crown liabilities, which include, without limitation, all of its furniture fixtures and equipment, that certain Amended and Restated REIT Advisory Agreement dated as of November 22, 1995 between Royale and Crown (the "Advisory Agreement") and an aggregate of 27,646 shares of Common Stock of Royale together with the right to receive dividends of $3,455.75 for the third quarter of 1997 (the "Shares") (collectively, the "Assets") in exchange for an aggregate of 273,729 shares of voting Common Stock of Royale (the "Royale Shares"), to be issued at the Closing to Crown.

     1.2. Bill of Sale. The transfer of the Assets shall be effected by the delivery to Royale of a bill of sale in form and substance satisfactory to Royale.

     1.3. Restrictions on Royale Shares. The Royale Shares issuable pursuant to this Plan of Reorganization will be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Act"), and will contain a legend restricting transfer thereof without registration under the Act and applicable state securities laws or an exemption therefrom. Royale may also place a "stop transfer"order with its transfer agent to such effect. Notwithstanding the above, Royale acknowledges that immediately after effectuating the exchange, the Royale Stares will be transferred to the shareholders of Crown in liquidation of Crown.

     1.4 Registration Rights on Royale Shares. The holders of the Royale shares shall have the registration rights with respect to Royale Shares specified in that certain Registration Rights Agreement dated October ___, 1997 executed by Royale for the benefit of Holders of Limited Partnership Units and Preferred Units of FC, L.P. and Holders of Common Stock of Royale, Investments, Inc.

     1.5 Liquidation of Crown. Immediately after effectuating the exchange of Assets for the Royale Shares, Crown shall liquidate and distribute all of the Royale Shares to its shareholders.



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                             ARTICLE II. THE CLOSING


     The Closing contemplated by Article I shall be held at such place and time as shall be agreed upon by the parties, but in no event shall the Closing occur later than October 31, 1997.


              ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CROWN


     Crown hereby represents and warrants to Royale as follows:

     3.1. Title To Assets. Crown has good and marketable title to all of the Assets, free and clear of any liens or encumbrances, except for the lien, if any, held by National City Bank (the "National City Lien"), which shall be released prior to or at the Closing.

     3.2. Authorization. This Agreement has been duly authorized, executed, and delivered by Crown, and constitutes a valid and binding agreement of Crown enforceable in accordance with its terms.


              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ROYALE


     Royale represents and warrants to Crown, as follows:

     4.1. Corporate Authority; Authorization. Royale has the full corporate power and authority to enter into this Agreement, the execution of which has been duly authorized by all requisite corporate action on the part of Royale.

     4.2. Issuance of Shares. The Royale Shares, when issued in exchange for the Assets, will be fully paid, validly issued and non-assessable.


              ARTICLE V. COMMONS PRECEDENT TO ROYALE'S OBLIGATIONS


     The obligations of Royale under this Agreement, are subject to fulfillment, before or on the date of Closing, of each of the following conditions, any of which may be waived in writing at the discretion of Royale:

     5.1. Representations and Warranties of Crown. The representations and warranties of Crown contained herein shall be true and correct, in all material impacts, as of the date hereof, and shall continue to be true and correct, in all material aspects, as of the Closing.

     5.2. Covenants and Agreements of Crown. Crown shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.



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                                      -3-


             ARTICLE VI. CONDITIONS PRECEDENT TO CROWN'S OBLIGATIONS


     The obligations of Crown under this Agreement, are subject to the fulfillment, before or on the date of Closing, of each of the following conditions, any of which may be waived in writing at the discretion of Crown:

     6.1. Representations and Warranties of Royale. The representations and warranties of Royale contained herein shall be true and correct, in all material respects, as of the date hereof, and shall continue to be true and correct, in all material aspects, as of the Closing.

     6.2. Covenants and Agreements of Royale. Royale shall have performed all obligations and complied with all covenants and conditions expired by this Agreement to be performed or complied with by it at or prior to the Closing.

     6.3. Approval of the Board of Directors of Royale. The Board of Directors of Royale shall have approved the transaction as contemplated by this Agreement.


                            ARTICLE VII. TERMINATION


     7.1. Circumstances of Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Crown or Royale if there has been a material misrepresentation or material breach of any warranty or covenant by the other patty, which determination on behalf of Royale shall be made by its Board of Directors in its sole discretion; or (3) if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date set forth in Article II.

     7.2. Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1, each party shall pay the costs and expenses incurred by it in connection with this Agreement and no party (or any of its officers, directors, and shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.


                           ARTICLE VIII. MISCELLANEOUS


     8.1. Waivers. No action pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of any representation, warranty, covenant, or agreement contained herein, except that a breach of any representation or warranty set forth herein that is known to a party hereto at the time the transactions contemplated hereby are consummated shall not be subsequently enforceable or actionable by such party. A waiver by any party, or repeated waiver by any party hereto, of a breach or repeated series of breaches of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     8.2. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements executed in Minnesota.


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     8.3. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.

     8.4. Continuation of Representations and Warranties. The representations and warranties of Articles III and IV of this Agreement shall survive the closing of the transactions contemplated by thus Agreement.

     8.5. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given, if sent by registered mail or certified mail, postage prepaid, and addressed to the address set forth above with the name of each party hereto.

     8.6. Assignment. This Agreement may not be assigned by operation of law or otherwise.

     8.7. Headings. Readings in this Agreement are descriptive only, are inserted for convenience, and do not constitute part of this Agreement.

     8.8. Counterparts. This Agreement may be signed in any number of counterparts, and all such counterparts taken together shall constitute a single agreement of the parties.

     IN WITNESS WHEREOF, each of the parties has executed or caused its duly authorized representative to execute this Agreement and Plan of Reorganization in the manner appropriate to each, all as of the date first above written.

                            ROYALE INVESTMENTS, INC.


                            By:_______________________________________________
                              Its ____________________________________________


                            CROWN ADVISORS, INC.


                             By:_______________________________________________
                               Its:____________________________________________